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PROMEDCO MANAGEMENT COMPANY
EXHIBIT 11
Computation of Per Share Earnings
(All amounts are expressed in thousands, except for earnings per share)
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                                                              Three Months Ended             Nine Months Ended
                                                                 September 30,                 September 30,
                                                             1999           1998            1999           1998
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BASIC
     Weighted average shares outstanding                21,043          20,806          20,873         17,002
     Contingently issuable shares in business
     combinations                                           10             644             253            660
                                                        ------          ------          ------        -------
     Number of common shares outstanding                21,053          21,450          21,126         17,662
                                                        ======          ======          ======        =======

DILUTED
     Weighted average shares outstanding                21,043          20,806          20,873         17,002
     Contingently issuable shares in business
     combinations                                           10             644             253            660
     Net common shares issuable on exercise of
     certain stock options and warrants (1)              1,324           2,090           1,559          2,784
     Other dilutive securities                             601             -               606            -
                                                       -------          -------        -------         -------
     Number of common shares outstanding                22,978           23,540         23,291          20,446
                                                       =======          =======        =======         =======


Net income                                             $ 4,082        $   3,666       $ 11,778        $  9,141
Interest expense, net of tax assuming conversion
  of convertible subordinated notes payable                 66              -              199             -
                                                       --------       ---------       --------        --------
                                                       $ 4,148        $   3,666       $ 11,977        $  9,141
                                                       =======        =========       ========        ========


(1)  Net common shares issuable on exercise of certain stock options and warrants is calculated based on the treasury stock method
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